UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2010

GDT TEK, Inc.
(Exact name of registrant as specified in its chapter)

Florida (State or other jurisdiction of incorporation	000-20259 (Commission File Number)	27-0318532 (IRS Employer Identification No.)

555 Winderely Place, Suite 300 Orlando, Florida (Address of principal executive offices)	327510 (Zip Code)

(407)-574-4740
Registrant's telephone number, including area code

Seamless Corporation
800 N. Rainbow Blvd. Suite 208, Las Vegas, NV 89109
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  8.01 – Other Events.

On June 23, 2010 the Company executed an of agreement as approved by the Board of Directors

WHEREAS, the parties hereto desire to consummate the transactions contemplated herein, pursuant to which (a) FGBF will transfer to GDTK 200,000 shares of FGBF (collectively, the "FGBF Shares") of Series A Preferred shares of Stock, par value $0.001 per share, to GDTK, and (b) GDTK will transfer to FGBF all the shares of the all the stock for four (4) Companies: Seamless Corp., Seamless TEK Labs, Inc., Seamless TEK Ware, Inc., and Seamless Sales LLC, all of which are Nevada Corporations (collectively, the "GDTK Shares"), owned by GDTK.

WHEREAS, for United States federal income tax purposes, the transactions contemplated hereby are intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (together with all rules and regulations issued thereunder (the "Code"))and this Agreement is intended to be adopted as a plan of reorganization for purposes of Section 368 of the Code.

EXCHANGE. Subject to the terms and conditions of this Agreement, at the Closing, FGBF agrees to transfer to GDTK the “FGBF Shares” and GDTK agree to transfer to FGBF the "GDTK Shares" Shares. In addition , in connection with the July 1, 2010  EXCHANGE DATE, business combination of FGBF, GDTK may be required to satisfy certain obligations which would require provide financial information required comply with Generally Accepted Accounting Principal (“GAAP”).

Item 9.01 – Exhibits

Exhibit No.

99.1           Stock Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GDT TEK, INC.

Dated: June 28, 2010	/s/ Albert Reda
By: Albert Reda
Its: Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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